Exhibit 99.1

News Release

Media Contacts:	Amy Rose	Investor Contacts:	Alex Kelly
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Merck Announces Second-Quarter 2010 Financial Results

•	Second-Quarter 2010 Non-GAAP EPS of $0.86, Excluding Certain Items; Second-Quarter GAAP EPS of $0.24

•	Key Pharmaceutical Products, Consumer Care and Animal Health Deliver Strong Performance

•	Merger Integration Achieving Strategic Intent; Synergy Target of $3.5 Billion of Annual Savings in 2012 Reaffirmed

•	Full-Year 2010 Non-GAAP EPS Range of $3.29 to $3.39, Excluding Certain Items; 2010 GAAP EPS Range of $0.82 to $1.16

•	Target of High Single-Digit Non-GAAP EPS Compound Annual Growth Rate from 2009 to 2013 Reaffirmed

WHITEHOUSE STATION, N.J., July 30, 2010 – Merck & Co., Inc. (NYSE: MRK) today announced financial results for the second quarter of 2010. The company reported non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the second quarter of $0.86, which excludes purchase accounting adjustments, merger-related expenses, restructuring costs and the gain on AstraZeneca's asset option exercise. Second-quarter GAAP EPS was $0.24.

Worldwide sales for the second quarter of 2010 were $11.3 billion. Net income1 for the second quarter was $752 million.

For the first six months of 2010, worldwide sales were $22.8 billion and net income was $1,051 million.

A reconciliation of EPS as reported in accordance with GAAP to EPS, excluding certain items, is provided in the table that follows. The second quarter of 2009 GAAP results below reflect legacy Merck on a stand-alone basis.

[1]	Net income attributable to Merck & Co., Inc.

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	Quarter Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
GAAP EPS	$0.24	$0.74	$0.33	$1.41
EPS impact of items*	0.62	0.09	1.36	0.16

Non-GAAP EPS that excludes certain items listed below[2]	$0.86	$0.83	$1.69	$1.57

* Amount calculated as follows (in millions except per share amounts)	Second- Quarter 2010	Second- Quarter 2009	Six Months Ended June 30, 2010	Six Months Ended June 30, 2009
Purchase accounting adjustments	$1,662	$—	$4,036	$—
Merger restructuring program	830	—	1,113	—
Costs related to other restructuring programs	64	192	132	367
Merger-related costs	85	94	171	113
Gain on AstraZeneca’s asset option exercise	(443)	—	(443)	—
Net decrease (increase) in income before taxes	2,198	286	5,009	480
Income tax (benefit) expense[3] impact on above items	(243)	(80)	(892)	(137)
Tax charge related to U.S. health care reform	—	—	147	—
Decrease (increase) in net income	$1,955	$206	$4,264	$343
EPS impact of items	$0.62	$0.09	$1.36	$0.16

“Our strong bottom-line performance in the second quarter demonstrates Merck’s continued success in executing our post-merger strategy,” said Richard T. Clark, chairman and chief executive officer. “We’re now halfway through our first full year as a combined company. Already we’re seeing positive signs of what can be achieved – despite patent expiries and a challenging economy. I’m very pleased with what our team has accomplished.

[2]

Merck is providing information on 2010 and 2009 non-GAAP earnings per share that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, earnings per share prepared in accordance with GAAP. For a description of the items, see Tables 2a and 2b, including the related footnotes, attached to this release.

[3]	Represents an estimated income tax (benefit) expense on the reconciling items.

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“Key brands, including JANUVIA, JANUMET, REMICADE, ISENTRESS, and TEMODAR were again standouts this quarter. In addition, Animal Health and Merck Consumer Care, produced strong global sales,” he added. “With our strong performance for the first half of the year, we continue to have confidence in delivering on our long-term financial targets.”

Select Business Highlights

•

In June, Merck’s newest asthma medication, DULERA (mometasone furoate and formoterol fumarate dehydrate) Inhalation Aerosol, a new fixed-dose combination, was approved by the U.S. Food and Drug Administration (FDA) for patients 12 years of age and older.

•

Also, in June, the Committee for Medicinal Products for Human Use (CHMP) recommended marketing approval for BRINAVESS (vernakalant) in the European Union (EU) for the conversion of recent onset atrial fibrillation to sinus rhythm and issued a positive opinion to extend the indication for GARDASIL to include women up to the age of 45 years. The group also recommended the marketing of SYCREST (asenapine) for the treatment of moderate to severe manic episodes associated with bipolar I disorder in adults, but did not recommend marketing for the treatment of schizophrenia.

•

The company has been moving rapidly to complete integration actions and achieve its synergy target of $3.5 billion of annual savings in 2012. The recently restructured research network will be comprised of 16 major R&D facilities worldwide, and planned actions announced since the merger will reduce Merck’s manufacturing network from 91 to 77 facilities, including 29 Animal Health locations. The company will continue to pursue productivity efficiencies and evaluate its manufacturing supply chain capabilities on an ongoing basis.

•

Merck broke ground on a new manufacturing site in Hangzhou, China on July 12 as part of its expansion plans for China. The 37,000 square meter site is expected to start production in 2012. It will package solid dosage pharmaceuticals and sterile products for the Chinese market and manufacture clinical/commercial supplies to support future new product introductions.

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•

The company and Sinopharm (China National Pharmaceutical Group Corporation) recently announced the signing of a statement of mutual intent toward establishing a joint venture to register, manufacture, and commercialize adult and pediatric vaccines in China. The proposed joint venture would involve Merck vaccines, including human papillomavirus (HPV) vaccine as well as utilize technology from Sinopharm for a rotavirus vaccine, a Hib (Haemophilus influenza type B) vaccine and a varicella vaccine.

•

Patient enrollment in the main component of the second pivotal trial for vorapaxar is complete. More than 12,500 patients with acute coronary syndrome have fully enrolled in the TRA-CER trial and will be followed for a minimum of one year.

•	Additionally, IMPROVE-IT, a large cardiovascular outcomes study evaluating ZETIA/VYTORIN in patients with acute coronary syndrome, is now fully enrolled with 18,000 patients.

Second-Quarter Financial Results

The following supplemental combined second-quarter 2009 non-GAAP sales are adjusted to reflect a full quarter of legacy Merck and legacy Schering-Plough combined results. This supplemental information is provided to enhance investors’ understanding of the company’s products and overall business performance and should be considered in addition to, but not in lieu of, sales recorded in accordance with GAAP.

	GAAP 2Q10	GAAP 2Q09	Adj. 2Q09	Supp. Comb. Non- GAAP 2Q09
Total Sales	$11,346	$5,900	$5,634	$11,534
Human Health[4]	9,776	5,470	4,488	9,956
Animal Health	731	—	672	672
Consumer Care[4]	422	—	381	381
Other revenues[5]	417	430	94	524

[4]	Human Health includes worldwide prescription pharmaceutical sales and consumer product sales excluding the U.S. and Canada. Consumer Care includes U.S. and Canada consumer product sales.
[5]

Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales. Revenue from AstraZeneca LP recorded by Merck was $241 million in the second quarter of 2010.

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The company’s financial performance for the second quarter of 2010 discussed below reflects the combined company results. The increases noted are largely due to the inclusion of legacy Schering-Plough operations which are not included in the 2009 results.

Materials and production costs were $4.5 billion for the second quarter of 2010, compared to $1.4 billion for the second quarter of 2009. The second quarter of 2010 includes $1.7 billion of additional costs related to the amortization of purchase accounting adjustments to inventories and to intangible assets recognized as a result of the merger. The second quarters of 2010 and 2009 include $224 million and $47 million, respectively, for costs associated with restructuring programs. The gross margin was 59.9 percent for the second quarter of 2010, reflecting a 16.6 percentage point unfavorable impact from the purchase accounting adjustments and restructuring costs noted above. In 2009, gross margin was 77.1 percent for the second quarter, reflecting a 0.8 percentage point unfavorable impact due to restructuring costs.

Marketing and administrative expenses were $3.2 billion for the second quarter of 2010. Costs for the second quarter include $75 million of merger-related costs. Marketing and administrative costs were $1.7 billion for the second quarter of 2009. Costs for the second quarter of 2009 include $44 million of merger-related expenses.

Research and development expenses were $2.2 billion for the second quarter of 2010, which included $144 million of costs for restructuring activities. Expenses for 2009 were $1.4 billion for the quarter which included $108 million of costs for restructuring activities.

Restructuring costs, primarily related to employee separations, were $526 million for the second quarter of 2010, compared with $37 million for the second quarter of 2009. The increase for the second quarter of 2010 is associated with the merger restructuring program.

Total overall costs associated with the company’s global restructuring programs included in materials and production, research and development, and restructuring costs were $894 million and $192 million for the second quarters of 2010 and 2009, respectively, primarily comprised of employee separation costs and accelerated depreciation.

Equity income from affiliates was $43 million in the second quarter of 2010. Equity income from affiliates no longer reflects any contribution from the Merck/Schering-Plough partnership or from Merial Limited.

Other (income) expense, net was $280 million of income in the second quarter of 2010 compared with $4 million of expense in the second quarter of 2009 largely reflecting $443 million of income recognized in the second quarter of 2010 upon AstraZeneca’s asset option exercise, partially offset by higher interest expense and lower interest income as a result of the merger.

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The effective tax rate of 37.1 percent for the second quarter of 2010 reflects the impact of purchase accounting adjustments, the gain on AstraZeneca’s asset option exercise and restructuring charges. The non-GAAP effective tax rate, which excludes these items, was 20.5 percent for the quarter.

Financial Targets

For 2010, Merck is now targeting a non-GAAP EPS range of $3.29 to $3.39, excluding certain items, and a 2010 GAAP EPS range of $0.82 to $1.16. The 2010 non-GAAP guidance excludes purchase accounting adjustments, restructuring and merger-related costs, the gain on AstraZeneca’s asset option exercise, and the first-quarter tax charge related to the recently enacted U.S. health care reform legislation. EPS and other financial targets for 2010 assume that Merck will retain full rights to REMICADE and SIMPONI in the applicable markets.

A reconciliation of anticipated 2010 EPS as reported in accordance with GAAP to non-GAAP EPS that excludes certain items is provided in the table that follows:

Full-Year 2010
GAAP EPS	$0.82 to $1.16
EPS impact of items*	$2.47 to $2.23
Non-GAAP EPS that excludes certain items listed below	$3.29 to $3.39

* Amount calculated as follows (in millions except per share amounts)	Full-Year 2010
Purchase accounting adjustments	$7,000 to $6,500
Costs related to restructuring programs	2,000 to 1,700
Merger-related costs	350 to 250
Gain on AstraZeneca’s asset option exercise	(443)
Net decrease (increase) in income before taxes	8,907 to 8,007
Income tax (benefit) expense[6] on above items	(1,360) to (1,190)
Tax charge related to U.S. health care reform	147
Decrease (increase) in net income	$7,694 to $6,964
EPS impact of items	$2.47 to $2.23

[6]	Represents an estimated income tax (benefit) expense on the reconciling items.

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Merck said it now expects full-year 2010 revenue to be between $45.4 billion and $46.1 billion, including the impact of the recently passed health care reform legislation. For the full year 2010, the increased Medicaid rebates (including Managed Medicaid) and other impacts are expected to reduce revenue by approximately $170 million, which includes a second-quarter 2010 impact of approximately $44 million and $76 million for the first half of 2010.

Non-GAAP research and development expense, which excludes joint ventures, is now anticipated to be approximately $8.2 billion to $8.6 billion for the full year of 2010. This guidance excludes the portion of the restructuring costs and any in-process R&D impairment charges included in research and development expense for 2010.

Merck continues to estimate that its consolidated non-GAAP 2010 tax rate will be approximately 22 percent to 24 percent.

Merck continues to target a high single-digit non-GAAP EPS compound annual growth rate for the combined company from 2009 to 2013 when compared to Merck 2009 non-GAAP EPS. As the company has previously said, the longer-term targets are applicable regardless of the assumptions made for the REMICADE and SIMPONI business.

Product Performance

The sales figures discussed below for legacy Schering-Plough products are reported on a GAAP basis, which represents sales for the second quarter of 2010 only.

Bone, Respiratory, Immunology and Dermatology

Worldwide sales of SINGULAIR (montelukast sodium), a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, were $1.3 billion for the second quarter of 2010, comparable with the second quarter of 2009.

Global sales of NASONEX (mometasone furoate monohydrate), nasal spray, an inhaled nasal corticosteroid for the treatment of nasal allergy symptoms, were $338 million for the second quarter of 2010.

Sales of REMICADE (infliximab) were $669 million for the second quarter of 2010. REMICADE is a treatment for inflammatory diseases which is marketed by Merck in countries outside the United States (except in Japan and certain other Asian markets). In addition, SIMPONI (golimumab), a once-monthly, subcutaneous treatment for certain inflammatory diseases, has been launched in ten countries including Canada, Germany, and recently in Spain; launches in other international markets are planned.

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Cardiovascular

Global sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin) were $564 million and $490 million, respectively, for the second quarter of 2010. Combined global sales of ZETIA and VYTORIN were $1.1 billion for the second quarter of 2010.

Diabetes and Obesity

JANUVIA (sitagliptin), Merck’s DPP-4 inhibitor for the treatment of type 2 diabetes, recorded worldwide sales of $600 million during the second quarter of 2010, representing a 30 percent increase compared with same quarter in 2009. JANUMET (sitagliptin/metformin hydrochloride), a single tablet that targets all three key defects of type 2 diabetes, achieved worldwide sales of $218 million during the quarter, an increase of 41 percent compared with the second quarter 2009. The JANUVIA/JANUMET combined franchise had sales of $818 million during the second quarter of 2010, an increase of 33 percent compared to the same quarter in 2009.

Infectious Disease

ISENTRESS (raltegravir), an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, reported worldwide sales of $267 million for the second quarter of 2010, an increase of 55 percent compared with the second quarter of 2009.

Worldwide sales of PEGINTRON (peginterferon alfa-2b) for chronic hepatitis C were $185 million for the second quarter of 2010.

Mature Brands

Merck’s mature brands are human health pharmaceutical products that are approaching the expiration of their marketing exclusivity or are no longer protected by patents in developed markets, but continue to be a core part of the company’s offering in other markets around the world.

Global sales of Merck’s antihypertensive medicines, COZAAR (losartan potassium) and HYZAAR7 (losartan potassium and hydrochlorothiazide), were $485 million for the second quarter of 2010, representing a 46 percent decrease compared with the second quarter of 2009. The company is experiencing a significant decline in COZAAR/HYZAAR sales since these medicines have lost marketing exclusivity in the United States and in major European markets.

[7]	COZAAR and HYZAAR are registered trademarks of E.I. duPont de Nemours and Company, Wilmington, Del.

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Neuroscience and Ophthalmology

Global sales of MAXALT (rizatriptan benzoate), Merck's tablet for the treatment of acute migraine, were $133 million for the second quarter of 2010, a 5 percent decrease from the same quarter last year.

Oncology

Sales of TEMODAR (temozolomide), a treatment for certain types of brain tumors, were $271 million for the second quarter of 2010.

Vaccines8

Total sales as recorded by Merck of its cervical cancer vaccine, GARDASIL (human papillomavirus (HPV) quadrivalent (types 6, 11, 16, 18) vaccine, recombinant), were $219 million for the second quarter of 2010, an 18 percent decline from the same quarter in 2009.

Worldwide sales of Merck's other viral vaccines, which include VARIVAX (varicella virus vaccine live), M-M-R II (measles, mumps and rubella virus vaccine live) and PROQUAD (measles, mumps, rubella and varicella virus vaccine live), as recorded by Merck, were $340 million for the second quarter of 2010, an increase of 5 percent compared with the same period a year earlier.

ZOSTAVAX (zoster vaccine live), the company’s vaccine to help prevent shingles (herpes zoster), recorded sales of $18 million in the United States for the second quarter of 2010 compared with $42 million for the second quarter of 2009. Customers will experience backorders, or periods where they are unable to place orders, for ZOSTAVAX throughout 2010 and possibly into 2011. Due to supply constraints, no international launches or immunization programs are currently planned for this year or 2011.

Women's Health and Endocrine

Global sales of NUVARING (etonogestrel/ethinyl estradiol vaginal ring), a contraceptive product, were $145 million for the second quarter of 2010.

Sales of FOLLISTIM/PUREGON (follitropin beta injection), a fertility treatment, were $137 million for the second quarter of 2010.

Product Performance — Animal Health

Animal Health sales totaled $731 million for the second quarter of 2010, reflecting continued strong performance among cattle, poultry and swine products. Animal Health

[8]

Vaccines in most major European markets are sold through the company’s joint venture, Sanofi Pasteur MSD, and the results from the company’s interest in the joint venture are recorded in equity income from affiliates.

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includes pharmaceutical and vaccine products for the prevention, treatment and control of disease in all major farm and companion animal species. Merck’s Animal Health business is subject to a proposed joint venture with sanofi-aventis which the company expects to close in the first quarter of 2011.

Product Performance — Consumer Care

Consumer Care sales were $422 million for the second quarter of 2010, which reflect strong sales for CLARITIN and suncare products as well as continued demand for DR. SCHOLL’S Custom Fit Orthotics. Merck Consumer Care includes footcare and suncare consumer products, and a variety of over-the-counter medicines.

Select Company Data

As of June 30, Merck had approximately 93,000 employees worldwide.

Explanatory Note

Supplemental combined non-GAAP sales are provided in the attached schedules at the end of this news release to reflect the revenues of the company’s product sales on a comparable basis to periods prior to the merger. Merck has defined supplemental combined non-GAAP sales as GAAP sales adjusted to reflect a full quarter of Merck and Schering-Plough performance as if the merger closed at the beginning of the periods indicated in the applicable table. This supplemental information is provided to enhance investors’ understanding of the company’s products and overall business performance. This information should be considered in addition to, but not in lieu of, sales recorded in accordance with GAAP. Supplemental combined non-GAAP sales are available in Tables 3 and 3a as part of this news release, and additional information is included in the 8-K filing today.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s second-quarter earnings conference call today at 8:00 a.m. EDT by visiting Merck’s Web site, www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to listen in on the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the webcast will be available starting at 11 a.m. EDT today through 5 p.m. EDT on Aug. 6. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID No. 83513814.

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About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. Merck. Be well. For more information, visit www.merck.com.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period; the impact of pharmaceutical industry regulation and health care legislation; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; Merck’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2009 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

# # #

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS-GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP		%	GAAP		%
	2Q10	2Q09	Change	YTD 2010	YTD 2009	Change
Sales	$11,346.3	$5,899.9	92%	$22,768.5	$11,285.1	*

Costs, Expenses and Other

Materials and production (1)	4,548.9	1,353.9	*	9,764.5	2,687.7	*

Marketing and administrative (2)	3,202.7	1,729.5	85%	6,448.9	3,362.5	92%

Research and development (3)	2,150.9	1,395.3	54%	4,177.6	2,619.5	59%

Restructuring costs (4)	526.3	37.4	*	814.0	101.7	*

Equity income from affiliates (5)	(42.9)	(587.1)	-93%	(180.4)	(1,173.0)	-85%

Other (income) expense, net (6)	(280.4)	3.6	*	(112.7)	(63.6)	77%

Income Before Taxes	1,240.8	1,967.3	-37%	1,856.6	3,750.3	-50%

Taxes on Income	460.6	379.0		746.2	706.2

Net Income	780.2	1,588.3	-51%	1,110.4	3,044.1	-64%

Less: Net Income Attributable to Noncontrolling Interests	27.8	32.0		59.2	62.8

Net Income Attributable to Merck & Co., Inc.	$752.4	$1,556.3	-52%	$1,051.2	$2,981.3	-65%

Earnings per Common Share Assuming Dilution(7)	$0.24	$0.74	-68%	$0.33	$1.41	-77%

Average Shares Outstanding Assuming Dilution	3,125.5	2,110.0		3,132.4	2,109.8

Tax Rate (8)	37.1%	19.3%		40.2%	18.8%

*≥ 100%

(1)	The second quarter and first six months of 2010 includes $1.7 billion and $4.0 billion, respectively, of expense for the amortization of purchase accounting adjustments to inventories and the amortization of intangible assets recognized as a result of the merger. Also includes restructuring costs of $224 million and $47 million in the second quarter of 2010 and 2009, respectively, and $281 million and $69 million for the first six months of 2010 and 2009, respectively, primarily related to accelerated depreciation.
(2)	Reflects merger-related costs of $75 million and $44 million in the second quarter of 2010 and 2009, respectively, and $154 million and $50 million in the first six months of 2010 and 2009, respectively.
(3)	Includes restructuring costs of $144 million and $108 million in the second quarter of 2010 and 2009, respectively, and $150 million and $196 million in the first six months of 2010 and 2009, respectively, primarily related to accelerated depreciation. In addition, expenses for the first six months of 2010 include $27 million of impairment charges associated with in-process research and development (“IPR&D”) for previously in-licensed projects capitalized in connection with the merger that were subsequently abandoned in connection with the company’s pipeline prioritization review and returned to the respective licensors.
(4)	Represents separation and other related costs associated with restructuring activities.
(5)	In 2010, equity income from affiliates no longer reflects any contribution from the Merck/Schering-Plough partnership, which is now wholly-owned by the company as a result of the merger, or from Merial Limited due to the sale of Merck’s interest in 2009.
(6)	The change in other (income) expense, net in the second quarter and first six months of 2010 primarily reflects $443 million of income recognized upon AstraZeneca’s asset option exercise, partially offset by higher interest expense and lower interest income largely attributable to the financing of the merger, as well as lower realized gains on the company’s investment portfolio. Also reflected in other (income) expense, net during the second quarter and first six months of 2009 is a charge of $80 million related to the settlement of the company’s Vioxx third-party payor litigation in the United States. In addition, during the first six months of 2010, the company recorded higher exchange losses due to the Venezuelan currency devaluation, as well as income on the settlement of certain disputed royalties. Other (income) expense, net reflects merger-related costs of $10 million and $50 million in the second quarter of 2010 and 2009, respectively, and $17 million and $63 million in the first six months of 2010 and 2009, respectively.
(7)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate earnings per common share assuming dilution was $749.5 million and $1,551.5 million for the second quarter of 2010 and 2009, respectively, and was $1,047.0 million and $2,972.3 million for the first six months of 2010 and 2009, respectively.
(8)	The effective tax rate of 37.1% for the second quarter of 2010 reflects the net unfavorable impact of approximately 17 percentage points resulting from purchase accounting charges, AstraZeneca’s asset option exercise and restructuring charges. The effective tax rate of 40.2% for the first six months of 2010 reflects the net unfavorable impact of approximately 19 percentage points resulting from purchase accounting charges, the impact of a $146.5 million charge associated with a change in tax law that requires taxation of the prescription drug subsidy of the company’s retiree health benefit plans which was enacted in the first quarter of 2010 as part of U.S. health care reform legislation, as well as by the impact of AstraZeneca’s asset option exercise and restructuring charges. The effective tax rate of 19.3% for the second quarter of 2009 reflects a net favorable impact of approximately 6 percentage points resulting from tax settlements and restructuring charges. The effective tax rate of 18.8% for the first six months of 2009 reflects the favorable impact of approximately 6 percentage points resulting from tax settlements, including the previously disclosed settlement reached with the Canada Revenue Agency, as well as restructuring charges.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

SECOND QUARTER 2010

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Purchase Accounting (1)	Restructuring Costs (2)	Merger-Related Costs (3)	Certain Other Items (4)	Adjustment Subtotal		Non-GAAP
Sales	$11,346.3					$—		$11,346.3

Materials and production	4,548.9	1,662.1	224.3			1,886.4		2,662.5

Marketing and administrative	3,202.7			74.8		74.8		3,127.9

Research and development	2,150.9		143.7			143.7		2,007.2

Restructuring costs	526.3		526.3			526.3		—

Equity income from affiliates	(42.9)					—		(42.9)

Other (income) expense, net	(280.4)			9.8	(443.0)	(433.2)		152.8

Income Before Taxes	1,240.8	(1,662.1)	(894.3)	(84.6)	443.0	(2,198.0)		3,438.8

Taxes on Income	460.6					(242.7	)(5)	703.3

Net Income	780.2					(1,955.3)		2,735.5

Less: Net Income Attributable to Noncontrolling Interests	27.8					—		27.8

Net Income Attributable to Merck & Co., Inc.	$752.4					$(1,955.3)		$2,707.7

Earnings per Common Share Assuming Dilution	$0.24					$(0.62)		$0.86 (6)

Average Shares Outstanding Assuming Dilution	3,125.5							3,125.5

Tax Rate	37.1%							20.5%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)	Reflects expense for the amortization of purchase accounting adjustments to inventories and the amortization of intangible assets recognized as a result of the merger.
(2)	Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be sold or closed.
(3)	Merger-related costs include transaction and integration costs associated with the merger.
(4)	Included in other (income) expense, net is a $443 million gain recognized upon AstraZeneca’s exercise of the asset option.
(5)	Represents the estimated tax impact on the reconciling items.
(6)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $2,697.1 million for the second quarter of 2010.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

SIX MONTHS ENDED JUNE 30, 2010

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Purchase Accounting (1)	Restructuring Costs (2)	Merger-Related Costs (3)	Certain Other Items (4)	Adjustment Subtotal		Non-GAAP
Sales	$22,768.5					$—		$22,768.5

Materials and production	9,764.5	4,009.2	281.1			4,290.3		5,474.2

Marketing and administrative	6,448.9			154.3		154.3		6,294.6

Research and development	4,177.6	26.7	149.9			176.6		4,001.0

Restructuring costs	814.0		814.0			814.0		—

Equity income from affiliates	(180.4)					—		(180.4)

Other (income) expense, net	(112.7)			17.1	(443.0)	(425.9)		313.2

Income Before Taxes	1,856.6	(4,035.9)	(1,245.0)	(171.4)	443.0	(5,009.3)		6,865.9

Taxes on Income	746.2					(745.4	)(5)	1,491.6

Net Income	1,110.4					(4,263.9)		5,374.3

Less: Net Income Attributable to Noncontrolling Interests	59.2					—		59.2

Net Income Attributable to Merck & Co., Inc.	$1,051.2					$(4,263.9)		$5,315.1

Earnings per Common Share Assuming Dilution	$0.33					$(1.36)		$1.69 (6)

Average Shares Outstanding Assuming Dilution	3,132.4							3,132.4

Tax Rate	40.2%							21.7%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)	Amounts included in materials and production costs reflect expense for the amortization of purchase accounting adjustments to inventories and the amortization of intangible assets recognized as a result of the merger. Amounts included in research and development expense represent impairment charges associated with in-process research and development (“IPR&D”) for previously in-licensed projects capitalized in connection with the merger that were subsequently abandoned in connection with the company’s pipeline prioritization review and returned to the respective licensors.
(2)	Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be sold or closed.
(3)	Merger-related costs include transaction and integration costs associated with the merger.
(4)	Included in other (income) expense, net is a $443 million gain recognized upon AstraZeneca’s exercise of the asset option.
(5)	Includes a charge of $146.5 million associated with a change in tax law that requires taxation of the prescription drug subsidy of the company’s retiree health benefit plans which was enacted in the first quarter of 2010 as part of U.S. health care reform legislation, as well as the estimated tax impact on the other reconciling items.
(6)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $5,292.6 million for the six months ended June 30, 2010.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

SECOND QUARTER 2010

(AMOUNTS IN MILLIONS)

Table 3

The following Table reflects Supplemental Combined Non-GAAP sales for the prior year which were adjusted to reflect a full quarter of Merck and Schering-Plough combined results as if the merger closed as of January 1, 2009.

	GAAP 2Q10	GAAP 2Q09	Adjustment 2Q09	Supp. Comb. Non-GAAP 2Q09	% Change (2Q10 GAAP vs Supp. Comb. Non-GAAP 2Q09)
TOTAL SALES (1)	$11,346	$5,900	$5,634	$11,534	-2

HUMAN HEALTH (2)	9,776	5,470	4,488	9,956	-2

Bone, Resp., Imm., & Dermatology
Singulair	1,258	1,257		1,257
Remicade	669		565	565	18
Nasonex	338		321	321	5
Fosamax	241	277		277	-13
Clarinex	202		226	226	-11
Propecia	113	106		106	7
Arcoxia	95	88		88	8
Asmanex	56		54	54	4

Cardiovascular
Zetia	564	1	555	556	1
Vytorin	490	21	511	532	-8
Integrilin	70		73	73	-4

Diabetes & Obesity
Januvia	600	462		462	30
Janumet	218	155		155	41

Infectious Disease
Isentress	267	172		172	55
PegIntron	185		215	215	-14
Primaxin	158	160		160	-2
Cancidas	150	149		149	1
Avelox	59		71	71	-17
Invanz	83	71		71	17
Rebetol	55		67	67	-18
Crixivan / Stocrin	48	56		56	-14

Mature Brands
Cozaar / Hyzaar	485	906		906	-46
Zocor	117	141		141	-17
Claritin Rx	93		96	96	-3
Vasotec / Vaseretic	63	76		76	-18
Proscar	56	79		79	-30
Proventil	55		56	56	-2

Neurosciences & Ophthalmology
Maxalt	133	141		141	-5
Cosopt / Trusopt	123	125		125	-1
Subutex / Suboxone	51		52	52	-2
Remeron	59		50	50	17

Oncology
Temodar	271		256	256	6
Emend	93	77		77	21
Caelyx	66		68	68	-3
Intron A	51		67	67	-24

Vaccines
ProQuad, M-M-R II and Varivax	340	322		322	5
Gardasil	219	268		268	-18
RotaTeq	139	126		126	10
Zostavax	18	42		42	-57
Pneumovax	59	47		47	26

Women’s Health & Endocrine
NuvaRing	145		129	129	12
Follistim / Puregon	137		145	145	-5
Cerazette	49		46	46	7
Implanon	51		43	43	17

Other Human Health (3)	986	145	821	965	2

ANIMAL HEALTH	731		672	672	9

CONSUMER CARE (2)	422		381	381	11
Claritin OTC	132		108	108	23

Other Revenues (4)	417	430	94	524	-20
Astra	241	386		386	-38

(1)	Only select products are shown.
(2)	Human Health includes worldwide prescription pharmaceutical sales and consumer product sales excluding the US and Canada. Consumer Care includes US and Canada consumer product sales.
(3)	Includes Human Health products not individually shown above. Other vaccines sales included in Other Human Health were $57 million and $35 million for second quarter 2010 and 2009, respectively.
(4)	Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.

Note: The company is providing Supplemental Combined Non-GAAP sales to reflect the revenues of the company's product sales on a comparable basis to periods prior to the merger. Merck has defined Supplemental Combined Non-GAAP sales as GAAP sales adjusted to reflect a full quarter of Merck and Schering-Plough performance as if the merger closed at the beginning of the periods indicated in this table. This supplemental information is provided to enhance investors' understanding of the company's sales performance. This information should be considered in addition to, but not in lieu of, sales reported in accordance with GAAP.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

JUNE YEAR-TO-DATE 2010

(AMOUNTS IN MILLIONS)

Table 3a

The following Table reflects Supplemental Combined Non-GAAP sales for the prior year which were adjusted to reflect the period of Merck and Schering-Plough combined results as if the merger closed as of January 1, 2009.

	GAAP Jun YTD 10	GAAP Jun YTD 09	Adjustment Jun YTD 09	Supp. Comb. Non-GAAP Jun YTD 09	% Change (Jun YTD 10 GAAP vs Supp. Comb. Non- GAAP Jun YTD 09)
TOTAL SALES (1)	$22,768	$11,285	$10,932	$22,217	2

HUMAN HEALTH (2)	19,570	10,489	8,703	19,191	2

Bone, Resp., Imm., & Dermatology
Singulair	2,423	2,315		2,315	5
Remicade	1,343		1,083	1,083	24
Nasonex	658		627	627	5
Fosamax	472	539		539	-12
Clarinex	376		400	400	-6
Propecia	213	209		209	2
Arcoxia	190	169		169	12
Asmanex	107		103	103	4

Cardiovascular
Zetia	1,098	3	1,064	1,067	3
Vytorin	967	37	973	1,010	-4
Integrilin	140		149	149	-6

Diabetes & Obesity
Januvia	1,111	873		873	27
Janumet	419	283		283	48

Infectious Disease
Isentress	499	320		320	56
PegIntron	371		430	430	-14
Primaxin	317	324		324	-2
Cancidas	303	287		287	5
Avelox	165		180	180	-9
Invanz	158	132		132	19
Rebetol	111		134	134	-17
Crixivan / Stocrin	100	105		105	-5

Mature Brands
Cozaar / Hyzaar	1,267	1,745		1,745	-27
Zocor	233	278		278	-16
Claritin Rx	217		228	228	-5
Vasotec / Vaseretic	122	153		153	-21
Proscar	114	151		151	-25
Proventil	112		110	110	2

Neurosciences & Ophthalmology
Maxalt	268	274		274	-2
Cosopt / Trusopt	238	246		246	-3
Subutex / Suboxone	104		102	102	1
Remeron	110		100	100	10

Oncology
Temodar	545		503	503	8
Emend	177	146		146	21
Caelyx	139		128	128	8
Intron A	105		121	121	-13

Vaccines
ProQuad, M-M-R II and Varivax	659	574		574	15
Gardasil	451	530		530	-15
RotaTeq	231	260		260	-11
Zostavax	114	118		118	-3
Pneumovax	110	88		88	25

Women’s Health & Endocrine
NuvaRing	280		244	244	15
Follistim / Puregon	270		275	275	-2
Cerazette	104		85	85	22
Implanon	101		80	80	26

Other Human Health (3)	1,960	329	1,582	1,909	3

ANIMAL HEALTH	1,440		1,293	1,293	11

CONSUMER CARE (2)	800		765	765	5
Claritin OTC	242		257	257	-6

Other Revenues (4)	959	797	171	967	-1
Astra	605	742		742	-19

(1)	Only select products are shown.
(2)	Human Health includes worldwide prescription pharmaceutical sales and consumer product sales excluding the US and Canada. Consumer Care includes US and Canada consumer product sales.
(3)

Includes Human Health products not individually shown above. Other vaccines sales included in Other Human Health were $113 million and $84 million for the first six months of 2010 and 2009, respectively.

(4)	Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.

Note: The company is providing Supplemental Combined Non-GAAP sales to reflect the revenues of the company's product sales on a comparable basis to periods prior to the merger. Merck has defined Supplemental Combined Non-GAAP sales as GAAP sales adjusted to reflect the period of Merck and Schering-Plough performance as if the merger closed at the beginning of the periods indicated in this table. This supplemental information is provided to enhance investors' understanding of the company's sales performance. This information should be considered in addition to, but not in lieu of, sales reported in accordance with GAAP.